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                                                                    Exhibit 99.1
[apw logo]
FOR IMMEDIATE RELEASE
Contacts:  APW Ltd.
           Mike Gasick
           262-523-7631

                    APW LTD. ANNOUNCES CREDITORS' AGREEMENTS
                      TO RECAPITALIZE ITS BALANCE SHEET AND
                   APPROVAL OF NEW $110 MILLION LINE OF CREDIT

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     St. Michael, Barbados, May 16, 2002 - APW Ltd. (OTC BB: APWLF), announced today that its current lenders have overwhelmingly, 94% in amount and 90% of the lenders, voted in favor of a prepackaged plan of reorganization. Pursuant to the plan, $685 million of debt would be reduced to $100 million of secured term debt with the balance of $585 million converted into equity. In order to effect the plan, APW Ltd has commenced a voluntary, prepackaged proceeding under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. The voluntary proceeding involves only the APW Ltd. holding company and Vero Electronics, Inc., another non-operating entity. All other subsidiaries of APW Ltd. are excluded from the proceeding and continue with normal operations. This structured process is intended to protect APW Ltd.'s customers, suppliers and employees from adverse effects of the recapitalization process.

     Concurrent with the filing, a new $110 million Debtor-in-Possession (DIP) credit facility received interim approval. This credit facility will provide more than adequate liquidity to support APW Ltd.'s global operations. The DIP facility will automatically convert to a revolving credit facility upon the holding company's emergence from the Chapter 11 proceeding.

     Richard Sim, Chairman, President and Chief Executive Officer of the Company commented, "We are pleased with the recapitalization agreement and the confidence that our creditors have in the future of APW Ltd. The chapter 11 filing of the holding company is the most practical and efficient way to expedite implementation of the recapitalization."

     Sim continued, "In December 2001 we committed to seeking a solution to our debt leverage in the first half of calendar year 2002. This recapitalization agreement is the best outcome of a careful and deliberate process. APW's sales have been growing modestly each

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month since December 2001. APW Ltd. is now positioned to build on the wide array of strong customer relationships that have been fostered over the past few years. I would like to take this opportunity to thank our employees, customers and suppliers for their continued support during this downturn. With this balance sheet fix in place, APW has a bright future."

     Additional communications to shareholders, customers, suppliers and employees relating to this announcement can be found at www.apw.com.

About APW Ltd.
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     APW Ltd. is a Technically Enabled Manufacturing Services "TEMS" company that designs and manufactures large, complex infrastructure products for OEMs in the communications, large enterprise hardware and Internet markets.

     APW Ltd. has particular skills in the areas of designing and manufacturing enclosures, thermal management, power supplies and backplanes; as well as core competencies in product and system design, integration and supply chain management. APW Ltd. operates in approximately 30 locations throughout North America, South America, Europe and Asia.

     For further information contact:
     APW Ltd.
     Mike Gasick, Treasurer
     262-523-7631
     www.apw.com
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Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. APW Ltd.'s results are also subject to general economic conditions, market conditions in the computer, semiconductor, telecommunications, and electronic industries in North America, South America, Europe and Asia, the impact of events occurring September 11, 2001, continued market acceptance of APW Ltd.'s existing products and new product introductions, competitive product and pricing pressures, foreign currency risk, interest rate risk, APW Ltd.'s ability to access capital markets and the outcome of APW Ltd.'s Chapter 11 proceeding. See our Form 10-K and Form S-3 for further information on risk factors.